Exhibit 4.3

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 19, 2012 (this “Instrument”), among TRAVELPORT LLC, a Delaware limited liability company (the “Issuer”), COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company duly organized and existing under the laws of the United States of America, as successor Trustee (the “Successor Trustee”), and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, a trust company organized and existing under the laws of the State of New York (the “Resigning Trustee”).

RECITALS

WHEREAS, the Issuer, the Resigning Trustee, and certain Guarantors are parties to the Indenture, dated as of August 23, 2006, as supplemented by, Supplemental Indenture No. 1, dated as of January 11, 2007, between Warpspeed Sub Inc. and the Resigning Trustee, and as further supplemented by, Supplemental Indenture No. 2, dated as of March 13, 2007, among the Issuer, TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and the Resigning Trustee, and as further supplemented by, Supplemental Indenture No. 3, among the Issuer, Worldspan Technologies Inc., Worldspan BBN Holdings, LLC, Worldspan Digital Holdings, LLC, Worldspan !Jet Holdings, LLC, Worldspan OpenTable Holdings, LLC, Worldspan S.A. Holdings II, L.L.C., Worldspan StoreMaker Holdings, LLC, Worldspan South American Holdings LLC, Worldspan Viator Holdings, LLC, Worldspan XOL LLC, WS Financing Corp., Worldspan, L.P. and WS Holdings LLC, and Resigning Trustee (collectively, the “Indenture”), pursuant to which (i) $300,000,000 in original aggregate principal amount of the Issuer’s 11 7/8% Dollar Senior Subordinated Notes due 2016, and (ii) €160,000,000 in original aggregate principal amount of the Issuer’s 10 7/8% Euro Senior Subordinated Notes due 2016 (together, the “Notes”) were issued.

WHEREAS, the Resigning Trustee wishes to resign as Trustee under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 7.08 of the Indenture, the Resigning Trustee resigns as Trustee, Registrar and Paying Agent under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a) No covenant or condition contained in the Indenture has been waived by the Resigning Trustee in violation of the Indenture.

(b) There is no action, suit or proceeding pending or, to the best of the knowledge of Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened in writing against the Resigning Trustee before any court or governmental authority related to the Indenture, except for the following:

(i)	that certain civil action styled as Travelport Limited, Travelport, LLC and Travelport Inc. v. The Bank of Nova Scotia Trust Company of New York, as Trustee, Case No. 11-CV-7704 (S.D.N.Y. 2011) (the “Litigation”).

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d) As of the date hereof, the Resigning Trustee holds no property or money under the Indenture.

(e) The current principal amount of indebtedness evidenced by the 11 7/8% Dollar Senior Subordinated Notes due 2016 is $247,200,000.

(f) The current principal amount of indebtedness evidenced by the 10 7/8% Euro Senior Subordinated Notes due 2016 is €139,750,000.

(g) All the interest on each of the Notes has been paid through September 1, 2011.

(h) To the best knowledge of Responsible Officers of the Resigning Trustee assigned to its corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee under the Indenture.

Section 103. Subject to the terms and limitations in this Instrument, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent under the Indenture in and to the trust under the Indenture, including all the rights, powers and duties of the Resigning Trustee under the Indenture (except for the Resigning Trustee’s fees and expenses incurred prior to the date hereof and in connection with the execution and delivery of this Instrument, as addressed in Section 303 below and the Resigning Trustee’s other rights under Section 7.07 of the Indenture). The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that it is, and the officers of such Issuer who have executed this Instrument are, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar and Paying Agent under the Indenture, and (b) appoint the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture. Pursuant to the applicable provisions of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture and confirms to the Successor Trustee all the rights, powers and duties of the Resigning Trustee under the Indenture (except as set forth in Section 103 hereof). The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Resigning Trustee and the Successor Trustee that:

(a) Travelport LLC is a Delaware limited liability company.

(b) The Indenture was validly and lawfully executed and delivered by the Issuer and is in full force and effect.

(c) The Indenture and the Notes are binding obligations of the Issuer as set forth in the Indenture.

(d) This Instrument has been duly authorized, executed and delivered on behalf of the Issuer and constitutes a valid, legal and binding obligation of the Issuer.

(e) The current principal amount of indebtedness evidenced by the 11 7/8% Dollar Senior Subordinated Notes due 2016 is $247,200,000 and all interest on such notes has been paid through September 1, 2011.

(f) The current principal amount of indebtedness evidenced by the 10 7/8% Euro Senior Subordinated Notes due 2016 is €139,750,000 and all interest on such notes has been paid through September 1, 2011.

Section 204. The Issuer (i) acknowledges that the Successor Trustee, concurrently with the execution of this Instrument, also is replacing the Resigning Trustee as trustee under the indentures listed on Schedule 1 annexed hereto (the “Other Indentures”) pursuant to which the Issuer (or its predecessors) and/or Travelport Inc. issued senior debt securities and (ii) agrees that it will not argue or contend that the Successor Trustee’s acceptance of a successor trusteeship under such Other Indentures is an acknowledgement or admission that no default or Event of Default exists under the Indenture on the effective date of this Instrument.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Issuer that:

(a) The Successor Trustee is eligible and qualified under the Indenture and under the Trust Indenture Act of 1939, as amended, to act as Trustee under the Indenture.

(b) The Successor Trustee is a federally chartered trust company duly organized and existing under the laws of the United States of America and is authorized under such laws to exercise trust powers and is subject to supervision or examination by United States federal authority.

(c) This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes a valid, legal and binding obligation of the Successor Trustee.

Section 302. As of or promptly after the effective date of this Instrument, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Notes in accordance with the Indenture.

Section 303. Notwithstanding this Instrument and the resignation of the Resigning Trustee, the Issuer shall reimburse the Resigning Trustee for the Resigning Trustee’s reasonable fees and expenses, and the Resigning Trustee shall retain all rights and entitlements relating to its service as Trustee, Registrar, and Paying Agent under the Indenture arising or accruing in connection with its service thereunder and arising or accruing in connection with the execution and delivery of this Instrument, including without limitation, all rights and entitlements to indemnification, including with respect to the Litigation, and to the payment of its fees and reimbursement of its expenses, regardless of when such amounts become payable or are paid. In the event and to the extent the Successor Trustee shall exercise any lien upon the distributions to Holders of the Notes or otherwise becomes entitled to receive payment of funds subject to Section 6.13 of the Indenture, or payment otherwise of any fees and expenses as Trustee under the Indenture for any reason at a time when the Resigning Trustee has not been fully paid, it shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, incurred in connection with its duties under the Indenture prior to the effective date of this Instrument, the execution and delivery of this Instrument and any subsequent transitional services requested by the Successor Trustee from the Resigning Trustee after the effective date of this Instrument. The Successor Trustee, after payment of its own fees and expenses and those of its counsel, shall promptly pay over a pro rata portion of any and all such proceeds to the Resigning Trustee when and as received. To the extent the Resigning Trustee receives funds from the Issuer, other than for payment of the Resigning Trustee’s fees and expenses or other amounts that the Resigning Trustee is otherwise entitled to receive, it agrees to hold those funds as agent for the Successor Trustee and promptly pay over such funds to, or as directed by, the Successor Trustee.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee as Registrar and Paying Agent and the appointment of the Successor Trustee as Registrar and Paying Agent shall be effective as of the close of business ten (10) business days after the date first written above.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby or any other provisions hereof, the Issuer and the Guarantors shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its service under the Indenture as Trustee, Registrar, and Paying Agent to the same extent as if no resignation shall have occurred, including with respect to reasonable fees and expenses related to the Litigation incurred by the Resigning Trustee. The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 7.07 of the Indenture, including its obligation to pay the reasonable fees and expenses (including the reasonable fees and expenses of counsel) incurred by the Successor Trustee in the Litigation, which obligations shall survive the execution hereof. For the avoidance of doubt, for priority purposes, any fee and/or expense claim arising against the Issuer on account of this Instrument shall be treated as a claim arising out of the Indenture and shall be afforded the same priority against the Issuer as any fee or expense claim arising out the Indenture.

Section 404. The Resigning Trustee and the Issuer acknowledge and agree that nothing contained herein or otherwise shall constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee in the performance or non-performance of the Resigning Trustee’s duties as Trustee, Registrar or Paying Agent under the Indenture.

Section 405. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

Section 406. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 407. All notices will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

Tina Vitale

Director of Corporate Trust

Computershare Trust Company, N.A.

199 Water Street, 26th Floor

New York, NY 10038

Telephone: (212) 805-7345

Facsimile: (212) 805-7388

with a copy to:

Harold L. Kaplan

Mark F. Hebbeln

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, IL 60654-5313

Telephone: (312) 832-4500

Facsimile: (312) 832-4700

TO THE RESIGNING TRUSTEE:

Warren A. Goshine

Vice President

The Bank of Nova Scotia Trust Company of New York

One Liberty Plaza

23rd Floor

New York, NY 10006

Telephone: (212) 225-5279

Facsimile: (212) 225-5436

TO THE ISSUER:

Eric J. Bock, Esq.

Travelport LLC

300 Galleria Parkway

Atlanta, GA 30339

Telephone: (212) 915-9160

Facsimile: (212) 915-9169

with a copy to:

Andrea L. Nicolás

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Telephone: (212) 735-3416

Facsimile: (917) 777-3416

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

TRAVELPORT LLC, as Issuer

By	/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Authorized Person

COMPUTERSHARE TRUST COMPANY, N.A., as Successor Trustee

By	/s/ Tina Vitale
Name: Tina Vitale
Title: Director, Corporate Trust

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Resigning Trustee

By	/s/ Warren A. Goshine
Name: Warren A. Goshine
Title: Vice President